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                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated January 24, 1996 on the consolidated financial statements of Union Bank and subsidiaries (not presented herein) included in this Form 10-K and incorporated by reference into UnionBanCal Corporation's previously filed Form S-3 Registration Statement File No 33-3-3040 and Form S-8 Registration Statement File Nos. 33-3-3042, 33-3-3044 and 33-3-27987. It should be noted that we have not audited any financial statements of Union Bank and subsidiaries subsequent to December 31, 1995 or performed any audit procedures subsequent to the date of our report.

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP
Los Angeles, California


March 24, 1998